CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

 We consent to the use of our report dated January 21, 2010 with respect to the financial statements of South Atlantic Corporation as of and for the years ended December 31, 2008 and 2007, included in the Current Report on Form 8K/A filed by EGPI Firecreek dated January 21, 2010.

 /s/ M&K CPAS, PLLC

 Houston, Texas

 January 22, 2010